Office Lease Supplemental Agreement

(Unofficial Translation)

Party A:	LIN Ping

Party B:	Fujian Xing Gang Port Service Co., Ltd.

Through friendly consultations, both parties hereby agree to set forth the following covenants supplementary to the original Office Lease Agreement signed on January 1, 2010:

1.	Term of Lease: adjusted to be beginning on January 1, 2010 and ending on December 31, 2015.

2.	Monthly Rent: adjusted to be RMB sixty-five (¥65) per square meter.

Since Party B already paid RMB sixty thousand and six hundred (¥60,600) to Party A in January of 2010, Party B must pay the balance difference between the two rents, a sum of RMB eighteen thousand one hundred and eighty (¥18,180), to Party A no later than April 30, 2010.

3.	Other terms and conditions in the original agreement remain the same.

4.	This supplementary agreement has the same validity as the original agreement.

Party A: LIN Ping (signature and seal)

Legal Representative:

Signing Date: March 30, 2010

Party B: Fujian Xing Gang Port Service Co., Ltd. (seal)

Legal Representative: LIN Qing (signature)